Exhibit 10.xviii

THE BOEING COMPANY

EXECUTIVE LAYOFF BENEFITS PLAN

AS AMENDED AND RESTATED ON OCTOBER 30, 2016
EFFECTIVE JANUARY 1, 2017

TABLE OF CONTENTS
Page
ARTICLE 1--PURPOSE    1

ARTICLE 2--DEFINITIONS	1

2.1	Affiliate or Subsidiary 1

2.2	Base Salary 1

2.3	Code 1
2.4    Committee    1
2.5    Company    1
2.6    Compensation Committee    1
2.7    Employee    1
2.8    Equivalent Employment    1
2.9    ERISA    2
2.10    E-Series Payroll Employee    2
2.11    Incentive Plan    2
2.12    Involuntary Layoff    2
2.13    Layoff Benefit    2
2.14    Layoff Event    2
2.15    Plan    2
2.16    Plan Year    2
2.17    Service    2
2.18    Specified Employee    2

ARTICLE 3--ELIGIBILITY AND LAYOFF EVENT	3
3.1    Eligibility    3
3.2    Participating Groups     3
3.3    Layoff Events    3

ARTICLE 4--LAYOFF BENEFIT	4

4.1	Layoff Benefit 4

4.2	Timing of Payment 4

4.3	Limit on Payment 5

4.4	Recovery of Payment 5

4.5	Recovery of Debt 5

4.6	Waiver of Claims 5

4.7	Death Benefit 5

4.8	Forfeiture 5

ARTICLE 5--ADMINISTRATION	6
5.1    Plan Administration    6
5.2    Rules and Procedures    7
5.3    Committee Liability    7
5.4    Claim Procedure    7

ARTICLE 6--GENERAL PROVISIONS	7
6.1    Plan Amendment and Termination    7
6.2    Funding    7

6.3    Benefit Plan Application    7
6.4    Provision Against Anticipation    7
6.5    Employment Status    8
6.6    Facility of Payment    8
6.7    Construction    8
6.8    Legal Actions    8
6.9    Compliance With Code Section 409A    8

ARTICLE 1
PURPOSE

The Boeing Company established The Boeing Company Executive Layoff Benefits Plan to provide for lump sum payments as layoff benefits for its executive employees effective August 1, 1997. This document is an amendment and complete restatement of the Plan and is effective for Layoff Events occurring on or after January 1, 2017.

It is intended that this Plan constitute a welfare benefit severance pay plan under ERISA and that any and all amounts payable under this Plan satisfy the requirements for exemption from Code Section 409A. The Plan shall be construed and interpreted in a manner consistent with such intentions.

ARTICLE 2
DEFINITIONS

2.1
Affiliate or Subsidiary means a member (other than The Boeing Company) of a controlled group of corporations (as defined in Code Section 1563(a) determined without regard to Code Sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code Section 414(c), or an affiliated service group (as defined in Code Section 414(m) or 414(o)) of which The Boeing Company is a part.

2.2	Base Salary means annual salary excluding bonuses and incentive payments, fringe benefits, and other perquisites.

2.3	Code means the Internal Revenue Code of 1986, as amended.

2.4	Committee means the Employee Benefit Plans Committee (or its successor) appointed by the Board of Directors of The Boeing Company.

2.5	Company means The Boeing Company and any Affiliate or Subsidiary which has adopted the Plan by action of its Board of Directors.

2.6	Compensation Committee means the Compensation Committee of the Board of Directors of The Boeing Company.

2.7	Employee means a person who is employed by the Company on its U.S. payroll including a person on an approved leave of absence.

2.8    Equivalent Employment means an employment offer made prior to a Layoff Event:

a)	at an annual base salary equal to no less than 90% of the Employee’s Base Salary at the time of the offer;

b)	if the Employee is eligible for incentive compensation, with a target under the applicable incentive compensation plan which is no less than 90% of the Employee’s target at the time of the offer; and

c)	for a job which is located within 70 miles of the normal location of the Employee’s employment at the time of the offer.

2.9    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.10	E-Series Payroll Employees means Employees with an executive designation of level E1 to E5.

2.11	Incentive Plan means The Boeing Company Elected Officer Annual Incentive Plan or the Incentive Compensation Plan for Employees of the Boeing Company and Subsidiaries, as applicable.

2.12	Involuntary Layoff means that an Employee’s position has been eliminated by the Company.

2.13    Layoff Benefit is defined in Article 4.

2.14	Layoff Event is defined in Section 3.3.

2.15	Plan means The Boeing Company Executive Layoff Benefits Plan.

2.16	Plan Year means the calendar year.

2.17	Service shall be determined in the same manner as the service time calculation under the Company Service Awards Program procedure.

2.18
Specified Employee means an Employee who is a “specified employee” within the meaning of Code Section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees whom the Company reasonably determines to be the 75 top-paid officers of the Company rather than the 50 top-paid officers as provided under Code Section 416(i)(1)(A), to the extent permitted under Code Section 409A.

ARTICLE 3
ELIGIBILITY AND LAYOFF EVENT

3.1	Eligibility. In order to be eligible for a Layoff Benefit, an Employee must meet the following requirements as of the date of the Layoff Event:

a)	The Employee must be a member of a participating group of Employees in accordance with Section 3.2;

b)	The Employee must have at least one year of Service; and

c)	A Layoff Event must occur with respect to the Employee.

3.2
Participating Groups. Employees of the Company who are E-Series Payroll Employees shall participate in the Plan. The Compensation Committee may, by written resolution, provide for participation of other Employees as of an effective date specified in the resolution.

3.3	Layoff Events. A Layoff Event is an Involuntary Layoff from employment with the Company, but does not include a layoff if:

a)
The Employee becomes employed by the Company or any Affiliate or Subsidiary of the Company within 90 days of the layoff or refuses an offer of employment by the Company or any Affiliate or Subsidiary of the Company as an E-Series Payroll Employee;

b)
The layoff occurs (i) because of a merger, sale, spin-off, reorganization, or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract, or because of an outsourcing of work, and (ii) the Employee either continues in Equivalent Employment (in the case of a stock sale or similar transaction), or the Employee is offered Equivalent Employment with the new employer, operator or contractor (or an affiliated business enterprise);

c)	The layoff occurs because of an act of God, natural disaster or national emergency;

d)	The layoff occurs because of a strike, picketing of the Company's premises, work stoppage or any similar action that would interrupt or interfere with any operation of the Company; or

e)
The termination of employment of the Employee is for any reason other than Involuntary Layoff, such as voluntary or temporary layoff, completion of a temporary assignment, resignation, dismissal, retirement, death or leave of absence.

ARTICLE 4
LAYOFF BENEFIT

4.1	Layoff Benefit. The Layoff Benefit for an Employee who incurs a Layoff Event on or after January 1, 2010 is equal to:

a)	One year of Base Salary (as in effect immediately prior to the Layoff Event), plus

b)
The Employee's annual target incentive under the Incentive Plan multiplied by the Company performance score applicable to the Employee under the Incentive Plan for the year during which the Layoff Event occurs, limited to the actual payout under the Incentive Plan, if any, for such year for an active Employee with the same target incentive (and an individual performance score of 1.0) and determined as though the Employee were employed by the same business unit throughout such year as he or she is employed by on the date of the Layoff Event, less

c)	If applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement.

Incentive pay will not include any portion of an incentive award that the Company seeks to recover under the clawback provision of the Incentive Plan.

4.2
Timing of Payment. An Employee will receive the portion of the Layoff Benefit described in Section 4.1(a) (as adjusted by Section 4.1(c)) in a lump sum within a reasonable period of time following the Layoff Event, but in no event later than 2-1/2 months after the end of the calendar year in which occurs the Layoff Event. An Employee will receive the portion, if any, of the Layoff Benefit described in Section 4.1(b) (as adjusted by Section 4.1(c)) in a lump sum in the year following the year of the Layoff Event, but in no event later than 2-1/2 months after the end of the year following the year in which occurs the Layoff Event.

It is intended all amounts payable under this Plan shall satisfy the requirements for exemption under Code Section 409A, and all terms and provisions shall be interpreted to satisfy such requirements. Specifically, it is intended that an amount payable under this Plan qualify as a short-term deferral (as described in Treas. Reg. § 1.409A-1(b)(4)) and, to the extent not a short-term deferral, as a separation payment due to an involuntary separation from service (as described in Treas. Reg. § 1.409A-1(b)(9)(iii)). However, in the unlikely event that a portion of a Layoff Benefit payable to a Specified Employee is not exempt from the requirements of Code Section 409A (a “Non-Exempt Amount”), such Non-Exempt Amount will be paid to the Specified Employee as soon as practicable on or after the later of (i) the first day of the seventh month following the Specified Employee’s Layoff Event, or (ii) the time specified in the paragraph above.

All payments under this Plan shall be net of any and all applicable withholding taxes, and interest shall not accrue on any portion of the Layoff Benefit, regardless of the time of payment.

4.3	Limit on Payment. No Employee shall be paid more than one Layoff Benefit under this Plan.

4.4
Recovery of Payment. If a Layoff Benefit is paid to an Employee and the Committee determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Employee.

4.5
Recovery of Debt. If an Employee owes the Company an acknowledged debt, including, but not limited to, loans, relocation fees, and travel advances, such debt may be deducted from the Layoff Benefit, subject to applicable state laws.

4.6
Waiver of Claims. As a condition to receiving the Layoff Benefit described in Section 4.2, the Employee must execute a release of all claims by submitting to the Company a Waiver and Release form in a form provided by the Company.

4.7	Death Benefit. No Layoff Benefits are due under the Plan with respect to an Employee to the extent not received by the Employee prior to his or her death.

4.8
Forfeiture. Notwithstanding anything in this Plan to the contrary, the Committee may determine, in its sole discretion, that an Employee will forfeit any part or all of his or her Layoff Benefit if any of the following circumstances occur while employed by the Company or within five (5) years after termination of such employment:

1.
The Employee is convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests. For purposes of this Plan, “other similar unlawful acts against the Company or against the Company’s interests” shall include any other unlawful act (i) committed against the Company, or the interests of the Company, including, but not limited to, a governmental agency or instrumentality which conducts business with the Company, or a customer of the Company, or (ii) affecting the Company or the interests of the Company, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the Company or the interests of the Company, as determined by the Committee in its sole discretion.

2.
The Employee, directly or indirectly, engages in any activity, whether individually or as an employee, consultant or otherwise, which the Committee determines, in its sole discretion, to be an activity in which the Employee is “engaging in competition” with any significant aspect of Company business. For purposes of this Plan, “engaging in competition” shall include but is not limited to representing, providing services to, or being an employee of or associated in a business capacity with, any person or entity that is engaged, directly or indirectly, in competition with any Company business or that takes a position adverse to any Company business, regardless of the position or duties the Employee takes, in such a manner that is determined to be detrimental to, prejudicial to or in conflict with the interests of the Company, all as determined by the Committee in its sole discretion.

3.
The Employee, without the advance approval of The Boeing Company’s Senior Vice President of Human Resources (or equivalent but for title), induces or attempts to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, the Employee or any third party.

4.
The Employee disparages or otherwise makes any statements about the Company, its products, or its employees that could be in any way viewed as negative or critical. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

5.
The Employee uses or discloses proprietary or confidential information, including but not limited to trade secrets, of the Company. Nothing in this paragraph will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings.

To the extent the Employee has already commenced payment of his or her Layoff Benefit, the Committee will be entitled to pursue any and all legal and equitable relief against the Employee to enforce the forfeiture of and recover such Layoff Benefit. The forfeiture provisions will continue to apply unless and to the extent modified by a court of competent jurisdiction. However, if any portion of these forfeiture provisions is held by such a court to be unenforceable, these provisions shall be deemed amended to limit their scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

In addition, the Committee will, in all appropriate circumstances, require reimbursement of any Layoff Benefit attributable to an incentive award that the Company seeks to recover under the clawback provision of the Incentive Plan.

ARTICLE 5
ADMINISTRATION

5.1
Plan Administration. The Committee will serve as the Plan administrator and named fiduciary pursuant to ERISA. The Committee will have complete control of the administration of the Plan, subject to the provisions hereof, with all powers necessary to enable it to carry out its duties properly in that respect. Not in limitation, but in amplification of the foregoing, it will have the power to interpret the Plan, to apply its discretion, and to determine all questions that may arise hereunder, including all questions relating to the eligibility of Employees to participate in the Plan and the amount of benefit to which any Employee may become entitled. Its decisions upon all matters within the scope of its authority will be final and binding.

5.2	Rules and Procedures. The Committee will establish rules and procedures to be followed by Employees in filing applications for benefits and in other matters required to administer the Plan.

5.3
Committee Liability. The members of the Committee shall use ordinary care and diligence in the performance of their duties, but no member shall be personally liable by virtue of any contract, agreement, or other instrument made or executed by a member of the Committee, nor for any mistake or judgment made by such member or by any other member. No member of the Committee will be liable for the neglect, omission or wrongdoing of any other member or of the agents or counsel of the Committee. The Company shall indemnify each member of the Committee against, and hold each member harmless from any and all expenses and liabilities arising out of, any act or omission to act as a member of the Committee, to the fullest extent permitted under the by-laws of the Company.

5.4
Claim Procedure. The Committee shall adopt procedures for the presentation of claims for benefits and for the review of the denial of such claims by the Committee. The decision of the Committee upon such review shall be final, subject to appeal rights provided by law.

ARTICLE 6
GENERAL PROVISIONS

6.1
Plan Amendment and Termination. The Company, acting through the Compensation Committee, may amend or terminate the Plan in whole or in part at any time. Such amendments may include any remedial retroactive changes to comply with the requirements of any law or regulation issued by any government agency to which the Company is subject.

6.2	Funding. The Plan shall be unfunded, and Layoff Benefits shall be paid from the general assets of the Company.

6.3
Benefit Plan Application. Layoff Benefits and periods for which an Employee receives a Layoff Benefit shall not be considered as compensation or service under any employee benefit plan or program and shall not be counted toward Service under this Plan. Layoff Benefits may not be deferred into the Voluntary Investment Plan or any other cash or deferred arrangement.

6.4
Provision Against Anticipation. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, or other legal process, and any attempt to do so shall be void.

6.5
Employment Status. Nothing contained in the Plan will be deemed to give any Employee the right to be retained in, or recalled to, the employ of the Company or to interfere with the rights of the Company to discharge any Employee at any time.

6.6
Facility of Payment. If any Employee is physically or mentally incapable of giving a valid receipt for any payment due and no legal representative has been appointed for such Employee, the Committee may make such payment to any person or institution maintaining such Employee and the release of such person or institution will be a valid and complete discharge for such payment. Any final payment or distribution to any Employee or the legal representative of the Employee in accordance with the provisions herein will be in full satisfaction of all claims against the Plan, the Committee, and the Company arising under or by virtue of the Plan.

6.7
Construction. The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent not preempted thereby or inconsistent therewith, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

6.8
Legal Actions. No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal if no appeal is made).

6.9
Compliance With Code Section 409A. Notwithstanding anything contained in the Plan to the contrary, the Employee’s rights under this Plan with respect to any Non-Exempt Amount (as defined in Section 4.2) and the provisions of this Plan relating to such Non-Exempt Amount will be deemed modified in order to comply with the requirements of Code Section 409A to the extent determined by the Committee.